SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------


                                  SCHEDULE 13G
                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                                (AMENDMENT NO. 1)


                              YOUNG & RUBICAM INC.
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                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
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                         (Title of Class of Securities)


                                    987425105
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                                 (CUSIP Number)

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    CUSIP NO. 987425105                13G                 PAGE 2 OF 8 PAGES
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   1          NAMES OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              HELLMAN & FRIEDMAN CAPITAL PARTNERS III, L.P.
--------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
   3          SEC USE ONLY

--------------------------------------------------------------------------------
   4          CITIZENSHIP OR PLACE OF ORGANIZATION
              CALIFORNIA
--------------------------------------------------------------------------------
  NUMBER OF        5     SOLE VOTING POWER
                         -0-
   SHARES
                   -------------------------------------------------------------
BENEFICIALLY       6     SHARED VOTING POWER
                         -0-
   OWNED
                   -------------------------------------------------------------
  BY EACH          7     SOLE DISPOSITIVE POWER
                         -0-
 REPORTING
                   -------------------------------------------------------------
PERSON WITH        8     SHARED DISPOSITIVE POWER
                         -0-

--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               -0-
--------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES                                                       [ ]
--------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
               0.0%
--------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON
               PN
--------------------------------------------------------------------------------

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    CUSIP NO. 987425105                13G                 PAGE 3 OF 8 PAGES
----------------------------                           -------------------------


--------------------------------------------------------------------------------
   1          NAMES OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              H&F ORCHARD PARTNERS III, L.P.
--------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
   3          SEC USE ONLY

--------------------------------------------------------------------------------
   4          CITIZENSHIP OR PLACE OF ORGANIZATION
              CALIFORNIA
--------------------------------------------------------------------------------
  NUMBER OF        5     SOLE VOTING POWER
                         -0-
   SHARES
                   -------------------------------------------------------------
BENEFICIALLY       6     SHARED VOTING POWER
                         -0-
   OWNED
                   -------------------------------------------------------------
  BY EACH          7     SOLE DISPOSITIVE POWER
                         -0-
 REPORTING
                   -------------------------------------------------------------
PERSON WITH        8     SHARED DISPOSITIVE POWER
                         -0-

--------------------------------------------------------------------------------
      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              -0-
--------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES                                                        [ ]
--------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              0.0%
--------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON
              PN
--------------------------------------------------------------------------------

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    CUSIP NO. 987425105                13G                 PAGE 4 OF 8 PAGES
----------------------------                           -------------------------


--------------------------------------------------------------------------------
   1          NAMES OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              H&F INTERNATIONAL PARTNERS III, L.P.
--------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
   3          SEC USE ONLY

--------------------------------------------------------------------------------
   4          CITIZENSHIP OR PLACE OF ORGANIZATION
              CALIFORNIA
--------------------------------------------------------------------------------
  NUMBER OF        5     SOLE VOTING POWER
                         -0-
   SHARES
                   -------------------------------------------------------------
BENEFICIALLY       6     SHARED VOTING POWER
                         -0-
   OWNED
                   -------------------------------------------------------------
  BY EACH          7     SOLE DISPOSITIVE POWER
                         -0-
 REPORTING
                   -------------------------------------------------------------
PERSON WITH        8     SHARED DISPOSITIVE POWER
                         -0-

--------------------------------------------------------------------------------
      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              -0-
--------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES                                                        [ ]
--------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              0.0%
--------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON
              PN
--------------------------------------------------------------------------------

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    CUSIP NO. 987425105                13G                 PAGE 5 OF 8 PAGES
----------------------------                           -------------------------


--------------------------------------------------------------------------------
   1          NAMES OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              H&F INVESTORS III, INC.
--------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
   3          SEC USE ONLY

--------------------------------------------------------------------------------
   4          CITIZENSHIP OR PLACE OF ORGANIZATION
              CALIFORNIA
--------------------------------------------------------------------------------
  NUMBER OF        5     SOLE VOTING POWER
                         -0-
   SHARES
                   -------------------------------------------------------------
BENEFICIALLY       6     SHARED VOTING POWER
                         -0-
   OWNED
                   -------------------------------------------------------------
  BY EACH          7     SOLE DISPOSITIVE POWER
                         -0-
 REPORTING
                   -------------------------------------------------------------
PERSON WITH        8     SHARED DISPOSITIVE POWER
                         -0-

--------------------------------------------------------------------------------
      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              -0-
--------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES                                                        [ ]
--------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              0.0%
--------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON
              CO
--------------------------------------------------------------------------------

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    CUSIP NO. 987425105                13G                 PAGE 6 OF 8 PAGES
----------------------------                           -------------------------


--------------------------------------------------------------------------------
   1          NAMES OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              F. WARREN HELLMAN
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   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
   3          SEC USE ONLY

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   4          CITIZENSHIP OR PLACE OF ORGANIZATION
              UNITED STATES
--------------------------------------------------------------------------------
  NUMBER OF        5     SOLE VOTING POWER
                         269,542
   SHARES
                   -------------------------------------------------------------
BENEFICIALLY       6     SHARED VOTING POWER
                         14,368
   OWNED
                   -------------------------------------------------------------
  BY EACH          7     SOLE DISPOSITIVE POWER
                         269,542
 REPORTING
                   -------------------------------------------------------------
PERSON WITH        8     SHARED DISPOSITIVE POWER
                         14,368

--------------------------------------------------------------------------------
      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              283,910
--------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES                                                        [ ]
--------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              0.4%
--------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON
              IN
--------------------------------------------------------------------------------

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    CUSIP NO. 987425105                13G                 PAGE 7 OF 8 PAGES
----------------------------                           -------------------------

                         AMENDMENT NO. 1 TO SCHEDULE 13G

     The Schedule 13G, dated February 12, 1999, of Hellman & Friedman Capital Partners III, L.P., a California limited partnership, H&F International Partners III, L.P., a California limited partnership, H&F Orchard Partners III, L.P., a California limited partnership, H&F Investors III, Inc., a California C corporation and F. Warren Hellman, an individual, is hereby amended as set forth below.

ITEM 4:     OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of issuer identified in Item 1.

(a)  Amount beneficially owned:

     See response to item 9 on pages 2-6 with respect to each filing person.

(b)  Percent of Class:

     See response to item 11 on pages 2-6 with respect to each filing person.

(c)  Number of shares as to which such person has

     (i)    Sole power to vote or direct the vote:

            See response to item 5 on pages 2-6 with respect to each filing person.

     (ii)   Shared power to vote or direct the vote:

            See response to item 6 on pages 2-6 with respect to each filing person.

     (iii)  Sole power to dispose or direct the disposition of:

            See response to item 7 on pages 2-6 with respect to each filing person.

     (iv)   Shared power to dispose or direct the disposition of:

            See response to item 8 on pages 2-6 with respect to each filing person.

ITEM 5:     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

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    CUSIP NO. 987425105                13G                 PAGE 8 OF 8 PAGES
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                                   SIGNATURES



            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of:  February 11, 2000

                                      H&F INVESTORS III, INC.

                                      By: /s/ Georgia Lee
                                         ---------------------
                                         Name:  Georgia Lee
                                         Title: Vice President